STOCK RESALE AGREEMENT

          THIS STOCK RESALE AGREEMENT (this “Agreement”), dated as of June 5, 2006, is entered into by and between The Knot, Inc., a Delaware corporation (“Parent”), and Federated Corporate Service, Inc., a Delaware corporation (the “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

          WHEREAS, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, by and among Parent, WeddingChannel.com, Inc., a Delaware corporation (the “Company”), Merger Sub and the Stockholder Representative (the “Merger Agreement”), on the terms and subject to the conditions set forth therein, all of the Company Capital Stock will be converted into the right to receive the Aggregate Estimated Merger Consideration and Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the “Merger”); and

          WHEREAS, as an inducement for Parent to enter into the Merger Agreement and consummate the Merger, Parent and the Company have agreed that the Stockholder shall enter into this Agreement which shall, among other things, restrict the ability of the Stockholder to sell or otherwise transfer any shares of Parent Common Stock acquired by the Stockholder as a result of the Merger (the “Shares”), and that this Agreement shall be in full force an effect at Closing.

          NOW THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder and Parent hereby agree as follows:

ARTICLE I

RESALE RESTRICTIONS

          1.1 Restrictions on Transfers by the Stockholder. The Stockholder hereby agrees and covenants to Parent that the Stockholder shall not, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale or hedge), grant any option to purchase or otherwise transfer (except as may be required by court order) or dispose of (in each case, a “Transfer”) any of the Shares prior to the date that is twelve (12) months after the Effective Time. On the date that is twelve months after the Effective Time, the restrictions on Transfers contemplated by this Section 1.1 shall lapse and the Stockholder shall be permitted to Transfer one hundred percent (100%) of its Shares (subject to applicable Law) on, or at anytime after, such date. In order to enforce the restrictions on Transfers contemplated by this Section 1.1, the Stockholder acknowledges that Parent may impose stop transfer instructions with respect to the Shares.

          1.2 Restriction on Transfer to Five Percent Holders. Notwithstanding anything in this Article I to the contrary, the Stockholder shall not with actual knowledge after inquiry, without the prior written consent of Parent, at any time Transfer any Shares to any third party if as a result of such transfer, such third party would own five percent (5%) or more of the then outstanding shares of Parent Common Stock; provided, however, that the foregoing restriction shall not apply to any sale of Shares made by the Stockholder (a) through a broker on the open market or (b) in connection with a transaction approved or recommended by Parent’s board of directors.

          1.3 Stockholder Undertaking. The Stockholder hereby agrees to take any additional action and execute any additional documents reasonably necessary in order to carry out or effect the obligations or restrictions imposed on either the Stockholder or the Shares pursuant to Section 1.1.

ARTICLE II

MISCELLANEOUS

          2.1 Legend. Each certificate representing any Shares shall bear a legend reading as follows:

“The shares evidenced hereby are subject to the terms of a Stock Resale Agreement (a copy of which may be obtained without charge from The Knot, Inc.), and by accepting any interest in such shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of such Stock Resale Agreement, as amended from time to time.”

          2.2 Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that (a) in the event of any breach or threatened breach by any party of any covenant, obligation, or other provision of this Agreement applicable to such party, the other parties shall be entitled (in addition to any other remedy that may be available) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach, and (b) neither such other parties shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

          2.3 Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement, signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sough. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          2.4 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and performed in such state without reference to such state’s principles of conflicts-of-law. The parties hereto agree that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York, County of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the proceeding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 2.5 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 2.4 shall affect or eliminate any right to serve process in any other matter permitted by law.

          2.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent to:

The Knot, Inc.
462 Broadway, 6th Floor
New York, New York 10013
Attention: Richard Szefc
Facsimile: (212) 219-1929

With a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention: Richard S. Millard
Kyle C. Krpata
Facsimile: (650) 802-3100

If to the Stockholder to:

c/o Federated Department Stores, Inc.
7 West 7th Street
Cincinnati, Ohio 45202
Attention: Karen Hoguet
Dennis Broderick
Facsimile: (513) 579-7462

          2.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, Parent and its successors and assigns and the Stockholder and the Stockholder’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

          2.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy of this Agreement and both of which, when taken together, will be deemed to constitute one and the same agreement.

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                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

THE KNOT, INC.

By:	/s/ David Liu

Name: David Liu
Title: President and Chief Executive Officer

STOCKHOLDER:

FEDERATED CORPORATE SERVICE, INC.

By:	/s/ David W. Clark

Name: David W. Clark
Title: Senior Vice President, Human Resources